Exhibit 99.1

Driven Brands Announces Agreement to Divest International Car Wash Business

—Reiterates fiscal year 2025 outlook excluding International Car Wash—

—Divestiture to reduce net leverage ratio—

CHARLOTTE, N.C., (BUSINESS WIRE) December 2, 2025 — Driven Brands Holdings Inc. (NASDAQ: DRVN) (“Driven Brands” or the “Company”) today announced that it has entered into a definitive agreement to sell IMO, its international car wash business to Franchise Equity Partners.

“This transaction sharpens our focus on what we do best — scaling Take 5 and driving consistent cash generation through our Franchise Brands,” said Danny Rivera, President and Chief Executive Officer. “IMO is a good business, but it is not core to our long-term strategy. By exiting it, we simplify our portfolio, strengthen our balance sheet, and position Driven Brands to create greater value for shareholders.”

Under the terms of the agreement, Franchise Equity Partners will acquire IMO for € 406 million, based on IMO’s balance sheet as of June 30, 2025, which amount is not subject to post-closing adjustments for cash, debt or working capital. The agreement includes customary ‘locked box’ protections against certain types of financial leakage, and a customary ‘ticker’ whereby the purchase price increases daily by a fixed amount in Euros from July 1, 2025, to the closing date.

The transaction is expected to close in the first quarter of 2026, subject to receipt of specified regulatory approvals.

“The divestiture of our international car wash business helps accelerate our path towards de-levering our balance sheet while maintaining operational focus on our core, North American businesses. This transaction will reduce pro forma leverage by approximately 0.3x and demonstrates our commitment to achieve 3x net leverage by the end of 2026,” said Mike Diamond, Chief Financial Officer.

Cash proceeds from the transaction will primarily be used to pay down debt and general corporate purposes.

The Company plans to report the results of the Car Wash segment as discontinued operations beginning in the fourth quarter of 2025. Auto Glass Now, currently reported in the Corporate & Other segment, will be reported as a stand-alone segment beginning in the fourth quarter of 2025.

In conjunction with the divestiture, the Company updated its financial outlook from continuing operations for the fiscal year ending December 27, 2025, to reflect the reclassification of the international car wash business as discontinued operations as follows:

2025 Outlook
Revenue	~$1.85 - $1.87 billion
Adjusted EBITDA	~$445 - $455 million

The Company now expects Adjusted Diluted EPS from continuing operations in the range of $1.18 to $1.23 on a preliminary basis, subject to final determination of income tax impacts related to the divestiture.

With the reclassification of the international car wash business to discontinued operations, the Company now expects same store sales growth to be slightly below the low end of its original range of 1% to 3%.

The Company continues to expect net store growth of approximately 175 to 200.

On a pro forma basis, reflecting the divestiture of the international car was business, the Company now expects capital expenditures as a percent of revenue from continuing operations to be approximately 6.5% – 7.0% of sales.

Advisors

Rothschild & Co. is serving as financial advisor to Driven Brands.

About Driven Brands

Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive services, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, Auto Glass Now®, and CARSTAR®. Prior to completion of the IMO transaction, Driven Brands has approximately 4,900 locations across the United States and 13 other countries, and services tens of millions of vehicles annually. Driven Brands’ network generates approximately $2.1 billion in annual revenue from approximately $6.3 billion in system-wide sales.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. In particular, forward-looking statements include, among other things, statements relating to: (i) potential post-closing obligations and liabilities; (ii) potential tax impacts related to the sale of our international car wash business; (iii) our strategy, outlook and growth prospects; (iv) our operational and financial targets and dividend policy; (v) general economic trends and trends in the industry and markets; and (vi) the competitive environment in which we operate. Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions, and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2024 and in our other filings with the Securities and Exchange Commission, which are available on its website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Non-GAAP Financial Measures in Outlook

Driven Brands includes Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Earnings per Share (“Adjusted EPS”) in the Company’s Fiscal Year 2025 Outlook. Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures and have not been reconciled to the most comparable GAAP financial measures because it is not possible to do so without unreasonable efforts due to the uncertainty and potential variability of reconciling items, which are dependent on future events and often outside of management’s control and which could be significant. Because such items cannot be reasonably predicted with the level of precision required, we are unable to provide an outlook for the comparable GAAP measures. Forward-looking estimates of Adjusted EBITDA and Adjusted EPS are made in a manner consistent with the relevant definitions and assumptions noted herein and in our filings with the SEC.

Contacts

Shareholder/Analyst inquiries:

Steve Alexander

stephen.alexander@drivenbrands.com

(972) 467-6180

Media inquiries:

Taylor Blanchard

taylor.blanchard@drivenbrands.com

(704) 644-8129